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                                                                     EXHIBIT 5.1

                     [Lionel Sawyer & Collins Letterhead]




                                October 9, 2000



                                                                      14523-0001

AbsoluteFuture.com
10900 N.E. 8/th/ Street, Suite 1414
Bellevue, WA 98004

          Re:  Registration Statement on Form S-8, filed on October 9, 2000
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          (the "Registration Statement") by  AbsoluteFuture.com, a Neveda
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          corporation (the "Company")
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Ladies and Gentlemen:

     You have requested our opinion as special Nevada counsel for the Company in connection with the issuance of up to 3,000,000 shares of the Company's common stock (the "Shares") pursuant to that certain Amended and Restated 1999 Stock
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Incentive Plan offered by the Company (the "Plan"). The Shares will be
                                            ----
registered under the Registration Statement filed by the Company with the Securities and Exchange Commission on October 9, 2000.

     We have examined originals or copies of each of the documents listed below:

     1. The Articles of Incorporation of the Company, as certified by the Secretary of the Company;

     2. The Bylaws of the Company, as certified by the Secretary of the Company;

     3.  The Plans; and

     4.  The Registration Statement.

     Items 1 through 4 above are hereinafter collectively referred to as the "Documents."
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AbsoluteFuture.com
October 9, 2000
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     We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Documents.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

     Based upon the foregoing, and subject to the following, it is our opinion that the Shares are duly authorized, and when issued and paid for in accordance with the Plans, will be legally and validly issued, fully paid and nonassessable.

     Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada. We disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Subject to the foregoing, this opinion may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm.

                                          Very truly yours,


                                          /s/ LIONEL SAWYER & COLLINS

                                          LIONEL SAWYER & COLLINS

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